UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2026

Revolution Medicines, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39219	47-2029180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Saginaw Drive
Redwood City, California		94063
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 481-6801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 par value per share	RVMD	The Nasdaq Stock Market LLC
Warrants to purchase 0.1112 shares of common stock expiring 2026	RVMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2026, Revolution Medicines, Inc. (the “Company”) agreed to lease the entirety of four buildings located at 1600, 1700, 1800 and 1900 Seaport Boulevard in Redwood City, California, comprising an aggregate of approximately 672,000 rentable square feet (collectively, the “Premises”). The Company intends to use the Premises as its new headquarters. The transaction was structured as four separate lease agreements (collectively, the “Leases”) with four separate (but affiliated) landlords (collectively, the “Landlords”), who are subsidiaries of Pacific Shores Phase II Associates, LLC.

The Leases have staggered commencement dates beginning on September 26, 2027 and extending through September 1, 2028, with initial terms each ending in September 2042, unless earlier terminated. The Company has options to extend the terms of each Lease for up to three additional five-year periods. Base rent during an extension period will be determined based on fair market rent.

At full commencement of all Leases, the aggregate scheduled monthly base rent will begin at approximately $2.7 million and will increase by approximately 3% annually. The Leases include rent-abatement periods extending through January 2030 representing an aggregate base rent abatement of approximately $23.1 million. The Company will also be responsible for its proportionate share of operating expenses, insurance expenses, taxes and certain other costs and expenses under the Leases.

The Landlords have agreed to provide aggregate tenant improvement allowances of approximately $115.9 million. The Company may also elect to receive up to an aggregate of approximately $40.3 million in additional tenant improvement allowances. To the extent used, the additional tenant improvement allowances will be amortized over the applicable initial lease terms at an annual rate of 10% and payable as additional rent.

The effectiveness of the Leases is subject to the acquisition by the Landlords of the properties subject to the Leases (the “Phase II Closing”). If the Phase II Closing occurs after November 24, 2026 but on or before December 31, 2026, base rent will be reduced by $0.02 per rentable square foot per month. If the Phase II Closing occurs after December 31, 2026 and the Leases remain in effect, base rent will instead be reduced by an aggregate of $0.10 per rentable square foot per month. If the Phase II Closing does not occur by December 31, 2026, the Company may terminate each Lease by delivering termination notice within five business days after December 31, 2026. Further, each Lease automatically terminates if the Phase II Closing has not occurred by April 29, 2027, absent a mutually agreed extension. The Leases contain customary representations, warranties, covenants, indemnification obligations, events of default and remedies.

Farallon Capital Management, L.L.C. (“Farallon”) reported beneficial ownership of approximately 6.4% of the Company’s outstanding common stock as of June 30, 2026. Investment funds managed by Farallon indirectly own a majority interest in the Landlords.

The foregoing description of the Leases does not purport to be complete and is qualified in its entirety by reference to the full text of the Leases, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing of the Phase II Closing, commencement and occupancy of the Leases, the Company’s intended use of the Premises and anticipated build-out, relocation and occupancy costs. These forward-looking statements are subject to risks and uncertainties that could cause actual events, timing or costs to differ materially, including delays or failure to satisfy conditions to the Phase II Closing, delays in delivery or construction of the Premises, permitting and regulatory requirements, construction cost increases or overruns, landlord performance and changes in the Company’s business or space requirements. Additional risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2026 and in the Company’s subsequent filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTION MEDICINES, INC.

Date:	September 1, 2026	By:	/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D. President and Chief Executive Officer